ALPINE MUNICIPAL MONEY MARKET FUND
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT



AGREEMENT made this 22nd the day of September, 2003 by and between Alpine Income Trust (the "Trust"), on behalf of its portfolio known as Alpine Municipal Money Market Fund (the "Fund"), and Alpine Management & Research, LLC (the "Adviser"):

                              W I T N E S S E T H:

WHEREAS, the Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and an open-end, management investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and will serve as the investment adviser of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1. The Adviser agrees to pay, waive or absorb the ordinary operating expenses of the Fund (including any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions and extraordinary expenses of the
Fund)("Operating Expenses"), which exceed the aggregate per annum rate of the Fund's average daily net assets as detailed on Exhibit A (the "Expense Limitation").

2. The Expense Limitation will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Fund and the Adviser (or an affiliate of the Adviser) is terminated by the Trust without the consent of the Adviser or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.

3. The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the Fund for any year to exceed the Expense Limitation. This agreement of the Trust to reimburse the Adviser for excess expenses of the Fund paid, waived or absorbed by the Adviser shall terminate in the event the Adviser or any affiliate of the Adviser terminates any agreement now in effect between the Trust on behalf of the Fund and the Adviser (or any affiliate of the Adviser) without the consent of the Trust (other than a termination resulting from an assignment).

4. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

6. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.


ALPINE INCOME TRUST

By: /s/ Steven Shachat

Title: Vice President

Date: September 22, 2003


ALPINE MANAGEMENT & RESEARCH, LLC

By: /s/ Samuel A. Lieber

Title: Chief Executive Officer

Date: September 22, 2003


                       ALPINE MUNICIPAL MONEY MARKET FUND
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

                          Effective September 22, 2003

                                    EXHIBIT A



FUND AND CLASS                                           OPERATING EXPENSE LIMIT
--------------                                           -----------------------

MUNICIPAL MONEY MARKET FUND- Adviser class                          0.67%

MUNICIPAL MONEY MARKET FUND- Investor Class                         0.42%